Exhibit 10

                        SALES AND DISTRIBUTION AGREEMENT

                          (AMPLIGEN INFUSION - CANADA)

THIS AGREEMENT (this "Agreement") is made effective as of December 15th, 1999 (the "Effective Date"), by and between

            HEMISPHERX BIOPHARMA, INC.,
            a Pennsylvania corporation,

            having is principal place of business at 1617 JFK Boulevard
            Philadelphia, Pennsylvania 19103 USA

                           ("Hemispherx")
            - and -

            BIOVAIL LABORATORIES INCORPORATED,
            a Barbados corporation incorporated under the International Business Companies Act, 1991-24, whose head office is
            Chelston Park
            Building 2, Collymore Rock
            St Michael BH1
            Barbados, West Indies,

                           ("Biovail")

            (each a "Party" and collectively the "Parties").

WITNESSETH:

WHEREAS Hemispherx has certain rights relating to a specially configured ribonucleic acid which is being developed for marketing under the trademark "Ampligen";

WHEREAS Biovail is in the business of Marketing pharmaceutical products for pharmaceutical and biopharmaceutical companies in Canada;

WHEREAS Biovail desires to Market the Product in Canada;

WHEREAS in consideration for Biovail's commitment to pay to Hemispherx the payments specified in this Agreement, and to provide the resources as set out in this Agreement for the development and Marketing of the Product, Hemispherx desires to grant to Biovail the exclusive distributorship to Market the Product in the Territory; and

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WHEREAS the Parties hereto desire to set forth the terms and conditions of such
Marketing;


NOW THEREFORE, in consideration of the premises and the covenants and promises contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1. DEFINITIONS

1.01 For purposes of this Agreement, the following terms, when used with initial capital letters, shall have the meaning set forth below. Other terms are defined elsewhere in this Agreement and those terms, when used with initial capital letters, shall also have the defined meanings whenever they appear in this Agreement. As to the terms defined and used herein, the singular shall be understood to include the plural and vice-versa, unless the context clearly indicates to the contrary.

1.02 "Acquisition Price" means the average of the closing prices of Hemispherx shares on the NASDAQ exchange during the 60 trading days immediately preceding the Agreement Date, namely US $7.00.

1.03 "Adjusted Share Value" means, the total value of all Hemispherx common shares purchased from Hemispherx by Biovail pursuant to the provisions of paragraphs 8.01 and 8.02, calculated using the average closing price on the American Stock Exchange over the sixty trading (60) days immediately preceding the date on which the Adjusted Share Value is to be calculated.

1.04 "Affiliate means any corporation, company, firm, partnership, or other entity which Controls, is Controlled by or is under common Control with a Party. For the purposes of this Agreement, Intelligent Polymers Limited, a Bermuda corporation, shall be deemed to be an Affiliate of Biovail. Any entity that buys all, or substantially all, of the assets of Hemispherx, including the Product, shall be deemed to be an Affiliate of Hemispherx.

1.05 "Aggregate Sales" means, for any calendar period, the aggregate of the amounts invoiced by Biovail or by an Affiliate or Sub-Licensee for Product sold to arm's length customers in the Territory (but excluding sales by Biovail to an Affiliate or Sub-Licensee for resale to purchasers and excluding the price of Product samples sold by Biovail to an Affiliate or Sub-Licensee), net of:

      (a)   any discounts or rebates given or paid to customers;

      (b) price adjustments to customers' inventories to address market price declines;

      (c) charge-backs or rebates actually allowed and taken on such sales in such amounts as are customary in the trade and are specifically related to the Products (excluding cash discounts, except for normal trade discounts for early payment of invoices);

      (d)   trade samples and other free goods given in lieu of discounts;

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      (e)   duties and taxes on any sale to the extent separately  identified in the invoice for the Product sold;

      (f)   transportation charges separately itemized;

      (g)   credits for product returns;

      (h) other reasonable discounts or rebates, or other allowances actually given by Biovail;

      (i) third party charges for storage and handling of the Product, or distribution of the Product to treatment sites or to customers or patients;

      (j) third party charges for the administration of the Product to patients including associated treatment costs, or charges or fees for the administration of medical or administrative services associated with the use of the Product.

1.06 "Agreement Date" means the date upon which the essential financial terms of this Agreement were concluded, namely November 23, 1999.

1.07 "Approved NDS" means the New Drug Submission for the Product for which an NOC is granted, and includes any approved supplements or amendments thereto.

1.08 "Biovail's Distribution Center" means Biovail's facility in Steinbach Manitoba, in the Greater Toronto Area, Ontario, or in the greater Montreal area in the Province of Quebec, as designated by Biovail.

1.09 "Ceiling Price" means maximum price as established, set, regulated or controlled by any provincial or federal government in Canada, or by any board, agency of any such government, for which Biovail can lawfully sell the Product in the Territory or in any province or other sub-division or sub-jurisdiction of the Territory.

1.10 "CFS" means Chronic Fatigue Syndrome.

1.11 "Control" means the ability of any entity (the "Controlling" entity), directly or indirectly, through ownership of securities, by agreement or by any other method, to direct the manner in which more than fifty percent (50%) of the outstanding voting rights of any other entity (the "Controlled" entity), whether or not represented by securities, shall be cast, or the right to receive over fifty percent (50%) of the profits or earnings of, or to otherwise control the management decisions of, such other entity (also a "Controlled" entity).

1.12 "Detail" means a face-to-face meeting, in an individual or group setting, between a health care professional with prescribing authority and a professional representative of Biovail during which a Product presentation of the key Product attributes is verbally presented to such targeted

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prescribing  physician or other health care professional.  (When used as a verb,
"Detail" or "Detailing" shall mean to engage in a Detail.)

1.13 "Eligible Patients" means for each Indication, the number of individuals within the Territory suffering from or afflicted with that Indication, as most recently determined, estimated or reported by:

      (a) an appropriate agency of the Government of Canada, the World Health Organization or any comparable or successor organization, or any peer-reviewed article in a reputable medical journal, or if such data or information for the Territory is not available, then by

      (b) pro-rating the number of individuals suffering from or afflicted with that indication in the United States of America, as most recently reported by the Center for Disease Control in Atlanta, Georgia, by the ratio of the general population of the Territory to the general population of the U.S.A.

1.14 "Floor Price" means:

      (a) with respect to the 400 mg strength of a Unit of the Product, sixty dollars (US) (USD$60.00); and

      (b) with respect to any other strength of a Unit of the Product, a price that is obtained by multiplying the Floor Price for the 400 mg strength Unit of the Product by the ratio of that other strength to 400 mg. strength Unit of the Product.

1.15 "Food and Drugs Act" means the Canadian Food and Drugs Act (R.S.C. 1985, Chap. F-27), or any successor act, as the same may be amended from time to time, and the regulations promulgated thereunder.

1.16 "FTC" means the United States Federal Trade Commission.

1.17 "INDS" means an Investigational New Drug Submission filed with the TPP.

1.18 "Indication" means any indication for which a Notice of Compliance for the Product has been issued.

1.19 "Invested Costs" means the total amount spent by Biovail, including both external and internal, direct and indirect, expenses and costs, including without limitation all regulatory, marketing, advertising, promotional, and continuing health education costs, field force time, and field force expenses, required to obtain the NOC for the Product and to Market the Product in the Territory, from the Effective Date to the 5th anniversary of the Product Launch, provided that such expenditures by Biovail are reasonable and appropriately allocated in accordance with generally accepted accounting principles.

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1.20 "Market" means to register, promote,  distribute,  market, advertise and/or sell, and Marketing shall have a corresponding meaning.

1.21 "Market Penetration Ratio" means, for any calendar year, the ratio obtained by dividing:

      (a)   the number of Treated Patients in that calendar year; by

      (b) the aggregate of the Target Patients for each Indication in that calendar year.

1.22 "Marketing Costs" means:

      (a) all of the out-of-pocket expenses reasonably incurred by Biovail in applying for and securing an NOC for the Product including all costs of preparing and prosecuting the INDS and the NDS, and the costs of consultants and advisors used in their preparation and prosecution; and

      (b) all out of pocket expenses incurred by Biovail in the pre-marketing, marketing and advertising of the Product during the period commencing on the Effective Date, including without limitation the costs of medical meetings, opinion leader programs and educational programs.

1.23 "Marketing Obligations" means the obligations of Biovail under Article 5 of this Agreement.

1.24 "NDA" means a New Drug Application filed with the FDA seeking approval to market the Product in the USA.

1.25 "NDS" means a New Drug Submission filed with the TPP, and includes any amendments made to that submission either before or after the issue of a Notice of Compliance.

1.26 "Net Selling Price" means, for any calendar period, the Aggregate Sales divided by the number of Units of the Product invoiced by Biovail or by an Affiliate or Sub-Licensee during the same period.

1.27 "Notice of Compliance" means the approval that may be issued by TPP under the Food and Drugs Act permitting the Marketing of the Product in the Territory, and NOC has the same meaning.

1.28 "Optioned Products" means:

      (a)   the RNase L Diagnostic Test; and

      (b)   an oral dosage form,  or any other  strength,  of the Product.

1.29 "Party" means each of Hemispherx and Biovail.

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1.30  "Patents"  means the patents,  patent  applications  and the patent rights listed in Schedule 1.30 hereto, including any continuations, continuations in part, divisions, patents of addition, reissues, renewals or extensions thereof, and any other patents, patent applications or patent rights which Hemispherx may acquire or under which Hemispherx may be licensed, relating to the Product.

1.31 "Product" means Poly I Poly C 12 U sold in the USA in association with the trade mark Ampligen in all forms in which it is or may be approved in Canada, including both lyophilized and liquid forms.

1.32 "Product Launch" means the date of the first commercial shipment of Product to an arm's length customer in the Territory.

1.33 "RNase L Diagnostic Tool" means any diagnostic test or method patented by, proprietary to or licensed to Hemispherx and useful in the detection or diagnosis of CFS.

1.34 "Target Net Sales" means the product obtained by multiplying the Target Patients by the Treatment Dosing by the Net Selling Price of the Product.

1.35 "Territory" means Canada.

1.36 "Transfer Price" means, for any strength of the Product and in any calendar year, the greater of the Floor Price for that strength of the Product (in packaged, final dosage form) and thirty per cent (30%) of Biovail's anticipated selling price for the Product in that calendar year, which anticipated selling price shall be:

      (a) for the first calendar year or portion thereof in which the Product is Marketed in the Territory, Biovail's bona fide estimate of its net selling price for the Product; and

      (b) for each subsequent calendar year, Biovail's average net selling price for the Product in the Territory in the previous calendar year.

1.37 "TPP" means the Therapeutic Products Program of Health Canada or any successor agency having the administrative authority to regulate or approve the testing or marketing of human pharmaceutical or biological therapeutic products in Canada.

1.38 "Trademark" means the trademark Ampligen.

1.39 "Treated Patients" means, for any calendar year, the number of patients obtained by dividing the number of Units of the Product invoiced by Biovail, or by an Affiliate or Sub-Licensee of Biovail during that calendar year by the Treatment Dosing.

1.40 "Treatment Dosing" shall mean for any Indication, 52 Units of the Product per patient, unless otherwise agreed.

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1.41 "Target  Penetration  Rate" means, for each full calendar year and for each
Indication, the percentage set out in Schedule 1.41 corresponding to the applicable full calendar year following the issue of a Notice of Compliance for that Indication.

1.42 "Target Patients" means in any calendar year, the product obtained by multiplying the number of Eligible Patients for that Indication in that calendar year by the Target Penetration Rate for that Indication for that calendar year.

1.43 "Unit" means a single dose of the Product in any strength for which an NOC has been issued.

2. GRANT OF EXCLUSIVE DISTRIBUTORSHIP

2.01 Subject to the terms of this Agreement, Hemispherx hereby grants to Biovail the exclusive right to Market the Product in its lyophilized and liquid forms in the Territory during the term of this Agreement, for use in all indications for which an NOC for the Product in such forms has been granted by the Effective Date or which may be granted during the Term of the Agreement by the TPP.

2.02 Hemispherx warrants that it has the right to enter into this Agreement and to grant to Biovail the rights granted by this Agreement. Hemispherx warrants that no other person has any right to Market the Product in the Territory, and the Hemispherx shall not authorize, permit or allow any other Person to Market the Product in the Territory.

2.03 Hemispherx shall sell any Product intended for Marketing in the Territory only to Biovail, and Biovail shall purchase the Product for Marketing in the Territory only from Hemispherx. Subject only to the provisions of paragraphs
13.06 and 13.07 below, Hemispherx shall not sell the Product to any other person for Marketing in the Territory during the term of this Agreement.

      Assignment and Sub-Contracting

2.04 Biovail may assign or sub-license any of its rights and obligations to any Affiliate(s), or sub-contract any of its rights and obligations under this Agreement to any qualified third party, but Biovail shall not be relieved of its obligations under this Agreement by doing so. Satisfactory compliance by such Affiliate or third party with the obligations of Biovail shall be deemed to be satisfactory compliance by Biovail.

      Other Rights of Biovail

2.05 If at any time after the Effective Date Hemispherx or any Affiliate of
Hemispherx:

      (a) Files a New Drug Submission for an Optioned Product, or

      (b) receives a Notice of Compliance for an Optioned Product; or

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      (c)   wishes  to  Market  or  authorize  some  other  person  to Market an
            Optioned Product in the Territory

2.06 Hemispherx shall deliver to Biovail a notice to negotiate with respect to that Optioned Product.

2.07 Biovail may within sixty (60) days of receipt of the notice to negotiate referred to in paragraph 2.05 advise Hemispherx of the terms under which Biovail would Market that Optioned Product in the Territory. Biovail and Hemispherx shall during the sixty (60) days following the delivery of those terms conduct good faith negotiations for the granting to Biovail of the exclusive right to Market that Optioned Product in the Territory. Following the expiration of such sixty (60) day period, Hemispherx shall be free to Market the product itself or to enter into licenses for the product in question with third parties, provided that the terms of such licenses finally agreed upon are not materially less favourable to Hemispherx than the terms previously offered by Biovail during the course of negotiations with Hemispherx.

2.08 Hemispherx shall not enter into any license with any third parties relating to any Optioned Product:

      (a) during any period of time in which Hemispherx has the obligation to deliver a notice to negotiate in respect of that Optioned Product.

      (b) within one sixty (60) days after the delivery by Hemispherx of a notice to negotiate; or

      (c) during any period of time during which Hemispherx has the obligation to conduct good faith negotiations with Biovail.

2.09 If Hemispherx at any time proposes to enter into licenses with one or more third parties for a Optioned Product, Hemispherx shall provide to Biovail at least ten (10) days in advance of executing the agreement(s) a summary of the terms for the proposed license(s). If Biovail acting in good faith wishes to assert that Biovail's own proposal for that Optioned Product was more favourable to Hemispherx than the terms proposed for the license with such third parties, Biovail shall so notify Hemispherx within that ten (10) day period, and the parties shall mutually agree upon the appointment of an expert to assess the offers made by Biovail and the third party, who shall evaluate the offers made by Biovail and the third party, and who shall determine whether the proposal from the third party is more favourable to Hemispherx than the offer made by Biovail.

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3. MANUFACTURE AND SUPPLY OF THE PRODUCT

      Supply of Product

3.01 Hemispherx shall supply all quantities of the Product reasonably required by Biovail for Marketing in the Territory, in final packaged and labeled form, and in accordance with the provisions of this Agreement.

3.02 Hemispherx shall at all times use diligent efforts to satisfy Biovail's requirements for and to fill all Biovail's orders for the Product in the Territory. In the event of any temporary shortfall in the availability of the Product, Hemispherx's available supply of Product shall be allocated proportionately according to the sales of the Product in the Territory and in the United States of America during the most recently ended six month period.

3.03 To the extent that the supply by Hemispherx of the Product to Biovail is insufficient to meet all orders received by Biovail for the Product for any period of six months or more, for purposes of paragraphs 13.06 and 13.07 of this Agreement, the Parties shall negotiate in good faith an appropriate reduction in the Market Penetration requirements of paragraph 7.06 and in the Marketing Obligations for the relevant time period.

      Product Quality

3.04 Hemispherx warrants that upon delivery of Product in accordance with this Agreement, Biovail shall have good title to the Product and that the Product:

      (a) shall have been manufactured, stored and shipped in accordance with all applicable good manufacturing practices, all other applicable laws, rules, regulations and regulatory requirements in the country of manufacture and in the Territory, and shall conform to the specifications set forth in the Approved NDS;

      (b) shall not be adulterated or misbranded as provided for under any applicable law, order or regulation in effect in the country of manufacture and the Territory;

      (c) shall have a shelf life of at least twenty-four (24) months from the date of shipping to Biovail;

      (d) shall be labeled, packaged and shipped in accordance with labeling, packaging and shipping standards mutually agreed upon by the parties and in accordance with all applicable laws and regulatory requirements in the Territory; provided that where Biovail is responsible under the terms of this Agreement for obtaining the Notice of Compliance, any requirements for

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            labeling and packaging of the Product specified in such approvals, and the necessary artwork, have been fully communicated to Hemispherx; and

      (e) shall comply in all respects with the Approved NDS and the product monograph for the Product.

      Inspection and Right of Return of Product.

3.05 Hemispherx shall provide to Biovail within thirty (30) days after the Effective Date all of the technical data and methodologies necessary for Biovail to perform any finished product quality control testing that Biovail may wish to conduct on the Product.

3.06 Hemispherx shall make any arrangements necessary for the conducting of finished product quality control testing within sixty (60) days after the Effective Date. Hemispherx shall conduct or shall have conducted, at its own expense, all tests required by the Approved NDS for the Product to determine the compliance of the Product with the requirements of paragraph 3.04 of this Agreement and with the Approved NDS, and shall provide the results of all such testing to Biovail.

3.07 Biovail may conduct, but shall not be obliged to conduct, such tests as it deems necessary to determine the compliance of the Product with the requirements of the Approved NDS and this Agreement. Biovail may notify Hemispherx within thirty (30) days of its actual receipt of each shipment of the Product of any non-compliance of the Product with the requirements of paragraph 3.04 of this Agreement revealed by such testing. If no notice of non-compliance is delivered to Hemispherx within such thirty (30) day period, the Product so delivered shall be deemed to comply with paragraph 3.04 of this Agreement.

3.08 The provisions of paragraph 3.07 do not apply to any deficiencies in the Product that could not reasonably be detected through the diligent use of the quality control testing required by the Approved NDS, within thirty (30) days of actual receipt of the Product by Biovail (a "latent defect"). Biovail shall notify Hemispherx of any such deficiencies within thirty (30) days after they become known to Biovail.

3.09 Within thirty (30) days after receipt of any notice delivered by Biovail pursuant to paragraphs 3.07 or 3.08, Hemispherx and Biovail shall confer on the matter, and Hemispherx shall notify Biovail as to whether or not it concurs with Biovail's determination. If Hemispherx concurs with Biovail's determination, Biovail shall, at Hemispherx's request and expense, return the rejected Product to Hemispherx, and Biovail shall not be responsible to pay to Hemispherx the Supply Price for such Product.

3.10 If Hemispherx disagrees with Biovail's determination under paragraph 3.09 the matter shall be determined by arbitration in accordance with paragraph 16.13 of this Agreement. If the arbitrator concurs with Biovail's determination, Biovail shall, at Hemispherx's request and expense, return the rejected Product to Hemispherx and Biovail shall not be responsible to pay to Hemispherx the Supply Price for such Product. If the arbitrator concurs with Hemispherx, Biovail shall be

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responsible  to pay to  Hemispherx  the  Transfer  Price  for  the  Product,  in
accordance with the provisions of this Agreement.

3.11 If Biovail does not provide a notice of non-conformance pursuant to paragraphs 3.07 or 3.08 within thirty (30) days of receipt of shipment, Biovail shall be responsible for maintaining such inventory and shall be required to pay to Hemispherx the Supply Price for any Product which becomes spoiled, damaged, or out of date ("Unsaleable"). Except as set forth in this paragraph and in paragraph 3.04, Hemispherx shall have no obligation to Biovail for breach of any of the warranties as to the quality of any Product determined to be defective under paragraphs 3.06, 3.08 or 3.09.

3.12 Biovail may, on notice to Hemispherx and at Biovail's sole expense, conduct audits of any manufacturing facility at which the Product or any active ingredients, or any intermediates for the Product or any active ingredients are manufactured and the manufacturing records relating to the production of the Product at any site(s) at which the Product is manufactured.

4. TECHNICAL AND CLINICAL SUPPORT

4.01 Hemispherx shall provide to Biovail, within thirty (30) days after the Effective Date and during the Term of the Agreement as additional data and information becomes available,

      (a) all data and results, including raw data, CRFs and full reports relating to any Phase I, Phase II, Phase III and Phase IV studies performed with Ampligen by or on behalf of Hemispherx either before or following the Effective Date;

      (b) all pre-cliical data, including all animal toxicology studies as well as all manufacturing and quality control data for the active ingredient and the final dosage forms;

      (c)   a copy of the EC application for Regulatory Approval; and

      (d) any data or information relating to any change in the manufacturing site, process of manufacture, or testing procedures, and all data and information reasonably required to enable Biovail to file a supplementary new drug submission, if required by law or deemed necessary by Biovail.

4.02 Hemispherx shall, at the request of, and on reasonable notice from, Biovail, provide training regarding the proper administration of Ampligen to patients to employees, consultants and sub-contractors of Biovail or any Affiliate of Biovail, at such locations as Biovail may specify.

4.03 Biovail shall provide to Hemispherx during the Term of the Agreement all data and results, including raw data, CRFs and full reports relating to any Phase I, Phase II, Phase III and Phase IV studies conducted by or for Biovail on the Product following the Effective Date.

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5. MARKETING OF THE PRODUCT

      Product Manager

5.01 Within sixty (60) days after the Effective Date, Biovail shall appoint a Product Manager experienced in the marketing of pharmaceutical products in Canada as the person primarily responsible for the co-ordination of the Marketing of the Product in Canada. The Product Manager shall be responsible for dealing on a day to day basis with the personnel of Hemispherx responsible for the Product. Biovail may, at any time by written notice to Hemispherx, replace that Product Manager without the consent of Hemispherx. The Product Manager may from time to time and in the sole discretion of Biovail delegate certain aspects of his/her responsibilities to other employees of Biovail.

      Canadian Pre-marketing Studies

5.02 Biovail shall use its commercially reasonable best efforts to enlist at least 10 physicians to assist in conducting pre-marketing studies for the Canadian Emergency Release ("ER") program. Biovail shall encourage those physicians to enroll a total of at least 40 patients suffering from CFS in the Canadian ER program within 12 months after the date that all regulatory requirements for the Canadian ER program have been fulfilled.

      Biovail's Marketing Obligations

5.03 Biovail shall introduce the Product within ninety (90) days after the issue of an NOC for the Product, subject to receipt of commercial supplies of the Product from Hemispherx.

5.04 Biovail  shall use  diligent  efforts,  and shall  devote to Marketing  the
Product such resources as are necessary to create a Market for the Product in the Territory, including such Marketing, Detailing and continuing health education programs relating to the Product. Biovail shall conduct such additional activities as presentations at scientific and medical meetings using promotional materials, and other personal and non-personal efforts. Biovail shall organize regular symposia or scientific meetings, directed at opinion leaders in all metropolitan areas with the frequency required to keep these opinion leaders informed about new research data generated relating to the Product.

5.05 Subject only to the provisions of this Agreement, Biovail shall control and be responsible for the distribution and sale of the Product in the Territory. Biovail shall be responsible for the day-to-day Marketing decisions and activities including, without limitation, developing and implementing the Marketing plans for the Product and developing and implementing the tactical plans for all advertising, educational, sales and promotional programs.

5.06 Biovail shall have the sole right and responsibility for establishing and modifying:

      (a) the selling price of the Product in the Territory;

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      (b)   any terms and conditions relating to or affecting the price at which the Product shall be sold;

      (c)   any discount attributable to payments for the Product;

      (d) any terms on which credit may be granted or revised, and the billing and collection of accounts receivable relating to the Product.

5.07 Biovail shall consult with Hemispherx before offering any special or out of the ordinary discount on the Product.

5.08 Biovail shall, on a regular basis, Detail the product to inter alia, specialists such as internists, infectious disease specialists, immunologists and neurologists in the Territory having a primary interest in CFS related disorders and any other Indication(s).

5.09 Biovail shall during the first 5 years after the Effective Date collaborate with patient advocacy groups to gain the support of such in securing an NOC for the Product and, subsequently, in encouraging use of the Product in the Territory.

      Marketing Expenses

5.10 During each calendar year throughout the Term of this Agreement, Biovail shall expend in the Marketing of the Product:

      (a) in each of the first three calendars years after the Effective Date, at least 7.5% of the Target Net Sales for that calendar year; and

      (b) in each calendar year thereafter, at least 5% of the Target Net Sales for that calendar year.

      Training and Promotional Materials

5.11 Hemispherx shall during the Term of this Agreement make available to Biovail all promotional, advertising, educational and training materials developed by Hemispherx or its Licensees for use with the Product which materials may be used by Biovail in developing promotional materials for use in the Territory.

5.12 Biovail shall during the Term of this Agreement make available to Hemispherx all promotional, advertising, educational and training materials developed by Biovail for use with the Product which materials may be used by Hemispherx in developing promotional materials for use outside the Territory.

5.13 Biovail shall comply with all applicable laws and regulations governing the sale, promotion and advertising of the Product in the Territory.

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      Hemispherx's Marketing Support Obligations

5.14 Hemispherx shall sponsor the attendance of Canadian medical opinion leaders selected by Biovail to symposia and scientific meetings organized by Hemispherx in the USA at which the Product will be discussed, provided that the expense incurred by Hemispherx shall not exceed ten per cent (10%) of the expense incurred by Hemispherx in sponsoring attendees from the U.S.A.

5.15 Hemispherx shall keep Biovail informed of all Symposia and scientific meetings organized by Hemispherx or its Licensees anywhere in the world.

5.16 Hemispherx shall reimburse to Biovail all Marketing Costs incurred by Biovail, up to a maximum of U.S. $500,000.

5.17 Biovail shall submit for payment to Hemispherx all invoices relating to the actual Marketing Costs incurred by Biovail, and which are to be paid by Hemispherx in accordance with this Agreement, as soon as reasonably possible after such invoices have been received by Biovail.

5.18 Hemispherx shall at the request of Biovail pay all such invoices, to a maximum of five hundred thousand US Dollars (U.S.$500,000.00) within thirty (30) days after delivery of the invoice to Hemispherx. Upon the reasonable request of Hemispherx the Marketing Costs for which Biovail seeks or has sought reimbursement may be audited by or on behalf of Hemispherx in accordance with the provisions of paragraph 8.12 of this Agreement. No portion of the Marketing Costs paid by Hemispherx shall be refunded to Hemispherx or credited or debited against any other amount payable by Hemispherx to Biovail, or by Biovail to Hemispherx, under this or any other Agreement. All expenses incurred in currency other than US dollars shall be invoiced by Biovail to Hemispherx in US Dollars, converted by Biovail at the rate of exchange charged to Biovail by its principal Canadian bank for the purchase of US dollars.

6. REGULATORY AFFAIRS

      Pre-NDS Review

6.01 Biovail shall, as soon as reasonably possible before conducting any tests or studies that Biovail or Hemispherx may wish to conduct in the Territory, and at Biovail's own expense, prepare and file any INDS that may be required before those test and studies can be conducted.

6.02 Within thirty (30) days after the Effective Date, Biovail shall request a pre-NDS meeting with the TPP to review the data package available at that date for the Product and to assess its suitability and sufficiency for the purposes of filing an NDS. Hemispherx shall at the request of Biovail but at the expense of Hemispherx send a qualified representative to attend that pre-NDS meeting and to assist Biovail in the presentation of information related to the Product to the TPP. In addition to that information, the TPP presentation shall address the social-economic impact of CFS and shall include a pharmacoeconomic rationale for the use of the Product.

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      The NDS

6.03 Hemispherx shall provide to Biovail within sixty (60) days after the Effective Date, all technical scientific information referred to in paragraph
4.01 then available to Hemispherx, and any other information and data reasonably required to enable Biovail to file an NDS for the Product in the Territory for the treatment of CFS, including:

      (a) a letter of access permitting the TPP to access any of Hemispherx's drug master files or plant master files relating to the Product filed by or on behalf of Hemispherx for the purpose of reviewing the NDS; and

      (b) a copy, in electronic form, of any NDA(s) filed by or on behalf of Hemispherx, and of any data included in any such NDA(s).

Biovail may use any of that information or data for the purpose of preparing, filing and prosecuting an NDS for the Product in the Territory.

6.04 Hemispherx shall file with the TPP, within sixty (60) days after Hemispherx is notified by Biovail that Biovail is ready to file the NDS for the Product, any drug master files and plant master files reasonably required to support an NDS for the Product.

6.05 Provided that Hemispherx has complied with its obligations under paragraphs 6.02, 6.03 and 6.04, Biovail shall use all reasonable efforts to file with the TPP within six (6) months from the receipt of the relevant documentation to be provided by Hemispherx, an NDS for the Product. Biovail shall be solely responsible for all costs and expenses relating to such filing, including, without limitation, all taxes and applicable government fees.

      Other Indications

6.06 Hemispherx shall provide to Biovail from time to time during the Term of this Agreement, and within sixty (60) days after such data becomes available to Hemispherx, all scientific information of the type referred to in paragraph
4.01(a) then available to Hemispherx, and any other information and data reasonably required to enable Biovail to file a supplement to the NDS for the Product in the Territory for any new indication for which Hemispherx believes that the Product may be used, including a letter of access permitting the TPP to access any of Hemispherx's drug master files or plant master files relating to the Product filed by or on behalf of Hemispherx for the purpose of reviewing the NDS pursuant to the provisions of paragraph 5.3.

6.07 Provided that Hemispherx has complied with its obligations under paragraph 6.06, and further provided that Biovail, acting reasonably, agrees that the data provided by Hemispherx is sufficient to enable Biovail to file an NDS for that new indication, Biovail shall use all reasonable efforts to file with the TPP within three (3) months from the receipt of the relevant documentation to be provided by Hemispherx, an NDS for the Product for that new indication. Biovail shall be solely

Hemispherx - Biovail Distribution Agreement Page 15 of 38

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responsible  for all costs and  expenses  relating  to such  filing,  including, without limitation, all taxes and applicable government fees.

      Dealings with the TPP and other Regulatory Bodies

6.08 Biovail shall be responsible for dealing with the TPP with respect to all matters relating to any NDS filed for the Product, manufacturing compliance, packaging, labeling and quality assurance for the Product. Biovail shall be responsible for all other regulatory filings relating to the Product with TPP, including all ADE reporting and annual reporting. All communications with the TPP or any other drug regulatory authority in the Territory relating to the Product as Marketed in the Territory shall be confirmed by Biovail in writing to Hemispherx, and Biovail shall provide to Hemispherx copies of all documents sent to or received from the TPP and any other drug regulatory authority in the Territory regarding the Product. Biovail shall consult with Hemispherx on all major decisions involving the NDS for the Product and on all responses to deficiency letters delivered by the TPP.

6.09 Hemispherx shall be responsible for preparing all responses to any deficiency letters from the TPP regarding that NDS and shall provide such draft responses to Biovail for delivery to the TPP. Biovail shall be responsible for communicating with the TPP concerning the Product and any deficiency letters received concerning the NDS.

6.10 Biovail shall be responsible for obtaining and maintaining the listings of the Product on provincial, hospital, government and private formularies, where applicable. Hemispherx shall provide to Biovail all information and data required by Biovail to carry out its obligations under this paragraph.

6.11 Biovail shall be responsible for responding to all Product-related inquiries, Product quality complaints, and ADE reports received from lay persons and/or Health Care professionals from within the Territory. Hemispherx shall provide to Biovail copies of draft responses to all correspondence and other documents relating to any such inquiries, complaints or reports.

6.12 Each Party shall obtain and maintain, at its own cost and expense, all other licenses, permits and authorizations necessary to perform its respective duties under this Agreement, and shall cooperate with the other in applying for and obtaining any governmental approvals necessary to implement the terms of this Agreement.

6.13 Biovail shall, at its own expense, apply for any establishment license necessary to enable it to carry out its obligations under this Agreement.

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7. QUARTERLY FORECASTS AND ORDERS

      Forecasts

7.01 At least one hundred and twenty (120) days before the anticipated grant of a Notice of Compliance for the Product, and within ten (10) business days following the end of each calendar quarter thereafter during the term of this Agreement, Biovail shall supply to Hemispherx, a twelve (12) month rolling forecast of Biovail's projected requirements for the Product in the Territory.

7.02 Within sixty (60) days of the later of:

      (a) the receipt by Hemispherx of the artwork that Biovail is to provide pursuant to paragraph 3.04(d), and

      (b)   Biovail's initial purchase order,

7.03 Hemispherx shall supply to Biovail all quantities of the Product required for the Product Launch as specified in Biovail's initial purchase order.

7.04 Biovail shall deliver subsequent purchase orders for the Product to Hemispherx no less than one hundred and twenty (120) days prior to the required date of delivery. Within ten (10) days of receipt of an order, Hemispherx shall send to Biovail a written confirmation of such order, at which point such order shall be binding upon Biovail and Hemispherx. Each order shall state the date and location where delivery shall be made. Hemispherx shall use reasonable efforts to ensure dispatch to Biovail of the requisite quantity of Product to fulfill such orders. In the event that Biovail's orders exceed such quantities Hemispherx shall use reasonable efforts, as prescribed in Article 2.07, to provide the full amount of Biovail's requested quantities of Product and to meet Biovail's requested delivery dates.

7.05 All Product intended for use in the ER program shall be shipped by Hemispherx, prepaid, to such persons or locations as Biovail may specify in its purchase order for the Product.

      Minimum Purchase Requirements

7.06 Provided that Hemispherx has complied with its obligations under this Agreement, Biovail shall, in each calendar year throughout the Term of this Agreement, purchase quantities of the Product equivalent to those required to achieve a Market Penetration Ratio at least 1.0.

8. PAYMENTS, RECORDS, REPORTS AND AUDITS

      Initial Investment

8.01 Upon the execution of this Agreement, Biovail shall purchase from Hemispherx, and Hemispherx shall sell to Biovail, from the treasury of Hemispherx, the number of Hemispherx common shares determined in accordance with this paragraph 8.01, for a price of two million, two

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

hundred and fifty thousand US dollars (US$2,250,000). For the purpose of this Agreement, the number of Hemispherx common shares to be acquired by Biovail shall be determined by dividing U.S.$2 Million by the Acquisition Price.

8.02 Within thirty (30) days after the grant of an NOC for the Product, Biovail shall purchase from Hemispherx, and Hemispherx shall sell to Biovail, from the treasury of Hemispherx, the number of Hemispherx common shares determined in accordance with this paragraph 8.02, for a price of one million, seven hundred and fifty thousand US dollars (US $1,750,000). For the purpose of this Agreement, the number of shares to be acquired by Biovail shall be determined by dividing US$0.8 million by the average closing price of Hemispherx shares during the 60 days immediately preceding the date of the grant of the NOC for the Product.

      Supply Price

8.03 Hemispherx shall invoice Biovail, for each shipment of Products ordered by Biovail using the Transfer Price applicable as of the date of shipment of the order by Hemispherx. Biovail shall pay each such invoice within thirty (30) days of the date of the invoice.

8.04 Biovail shall be responsible for the payment of any duties, levies or taxes applied to the importation of the Product into the Territory by any relevant Canadian tax authority(ies).

8.05 Subject only to the provisions of paragraph 8.04, the Transfer Price for the Product is F.O.B. the Biovail Distribution Center specified in the purchase order. Hemispherx shall determine the appropriate carrier to be used to deliver the Product to the Biovail Distribution Center. Biovail shall be responsible for all costs of shipping the Product from a Biovail Distribution Center to its customers.

8.06 Biovail shall provide to Hemispherx no later than thirty (30) days from the end of each calendar quarter, sales reports for the previous quarter stating the number of Units sold, the Aggregate Sales, and the Net Selling Price for the Product as calculated by Biovail.

8.07 Biovail, if required so to do by any applicable tax law, may deduct any governmental withholding tax required to be deducted by it on payment of any amounts required by paragraph 8.03, but shall account to the relevant tax authorities for the sum so deducted and provide Hemispherx with proof of such payment from such authorities. Biovail shall provide reasonable assistance to Hemispherx in securing any benefits available to Hemispherx with respect to governmental tax withholdings by any relevant law or double tax treaty.

8.08 Within thirty (30) days of the end of each calendar year, Biovail and Hemispherx shall review the Aggregate Sales and the Net Selling Prices of Biovail or its Affiliates for that calendar year, and the Transfer Price invoiced to Biovail by Hemispherx for the Product invoiced by Biovail or its Affiliates during that calendar year, and shall calculate the amount, (if any) in addition to the Transfer Price that Biovail is obliged to pay to Hemispherx, based on the actual Net Selling Price for the just ended calendar year, using a first-in, first-out method of allocating Transfer Prices to

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Products  invoiced  by  Biovail  or its  Affiliates,  and  having  regard to the percentage  of Net  Selling  Price to be paid by Biovail as set out in  Schedule

8.08. Any overpayment by Biovail shall be credited against any unpaid or subsequent purchase orders, or repaid to Biovail at the option of Biovail. Any underpayment by Biovail shall be invoiced by Hemispherx to Biovail and paid by Biovail by Hemispherx within thirty (30) days of the completion of the review. Notwithstanding the provisions of this paragraph, no adjustment shall be made which would result in Hemispherx being paid, for each strength of the Product sold to Biovail, less than the Floor Price for that strength.

8.09 All sums due Hemispherx under this Agreement shall be paid by Biovail to Hernispherx in immediately available funds by wire transfer to the following account or to such other account as Hemispherx may specify in writing.

      Books and Records

8.10 Biovail shall keep books and records relating to this Agreement in accordance with its usual practices and with generally accepted accounting principles consistently applied. Biovail's books and records shall at a minimum document the quantities of the Product invoiced by Biovail in the Territory, prices charged for the Product, Aggregate Sales of the Product, and Product orders. The foregoing books and records shall be retained for at least three years following the end of the applicable calendar year.

8.11 Within thirty (30) days after the end of each calendar quarter, Biovail shall deliver to Hemispherx a report setting out the sales of the Product during that quarter which shall include gross sales, Aggregate Sales and Net Selling Price (the "Quarterly Sales Reports").

8.12 If Hemispherx reasonably requests, Biovail shall allow its books and records containing sales and Product order information, and its internal call reporting records, to be audited by an independent major certified public accounting firm selected by Hemispherx, and to whom Biovail has no reasonable objection. Such examinations shall not take place more often than one time per Agreement Year, shall not cover transactions for more than the preceding three years, and shall not cover entries in books and records which were the subject of a prior audit or which predate this Agreement. Such auditor must agree to sign a confidentiality agreement undertaking that it shall not disclose to any person, including Hemispherx, any information obtained in the course of its audit other than information relating solely to the accuracy of the sales, costs incurred by Biovail in meeting its Marketing Obligations, and Product order information provided by Biovail and the calculation of compensation payable to Hemispherx hereunder. Such audit shall be (a) conducted in accordance with generally accepted auditing standards; (b) limited to those books and records described in this Article 8; and (c) undertaken for the purposes of verifying the accuracy of sales information provided by Biovail and the calculation of compensation payable to Hemispherx hereunder. The auditor shall furnish a copy of its report to each Party promptly after the completion of any such audit.

8.13 In the event any  examination  or audit of the  records  described  in this
Article 8 discloses an underpayment or overpayment of amounts due under this Agreement, written notice of such fact,

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specifying  the  amount  and basis of the  underpayment  or  overpayment,  shall promptly be furnished to both Parties by the firm who performed the examination or audit. The Party owing any moneys in connection therewith shall promptly pay such amount to the other Party. The costs of any audit pursuant to paragraph
8.12 shall be paid by Hemispherx unless the audit discovers that Biovail undercompensated Hemispherx by five percent (5%) or more in which case the costs of the audit shall be borne by Biovail.

9. ADVERSE REACTIONS AND RECALLS

      Adverse Reaction Reporting and Product Complaints

9.01 Each of Biovail and Hemispherx shall comply with (a) all adverse reaction reporting systems in force in the Territory, and (b) the adverse reaction reporting requirements of the TPP, and FDA, as applicable.

9.02 Biovail shall promptly advise Hemispherx of any adverse reaction information that comes to its attention. Biovail shall submit adverse reaction reports to the TPP and provide a copy of all such submissions to Hemispherx. Biovail shall be solely responsible for compiling such adverse event information and making any reports required to the TPP. Hemispherx shall notify Biovail of all adverse reaction information and reports received by Hemispherx from its licensees outside the Territory and copies of all correspondence with any regulatory authority concerning such reports.

9.03 Each of Hemispherx and Biovail shall immediately notify the other of any information it receives regarding any threatened or pending action by the FDA, TPP or other regulatory agency which may affect the safety or efficacy claims of the Product or the continued marketing of the Product in the Territory. Upon receipt of any such information, Hemispherx may consult with Biovail in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the ability of Hemispherx or Biovail to make a timely report of such matter to any governmental agency or take other action that it deems to be appropriate or required by applicable law or regulation. Each of Hemispherx and Biovail shall provide such information regarding the Product to the other.

9.04 Each of the Parties shall throughout the duration of this Agreement maintain records and otherwise establish procedures to assure compliance with all regulatory, professional, and other legal requirements which apply to the promotion and marketing of the Product in the Territory.

      Recalls

9.05 Biovail shall notify Hemispherx immediately of any recall or withdrawal of the Product from the market in the Territory required by the TPP. At Hemispherx's request, Biovail shall perform any recall required and shall obtain and receive any Product that has been recalled.

9.06 In the event that either Party proposes to recall or withdraw the Product from the market for health and safety reasons, the Party desiring such recall or withdrawal shall notify the other Party

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immediately.  Both Parties  shall then meet and discuss such  proposal  with the final decision to be made by Biovail.

9.07 In the event that any batches or shipments of the Product are subject to a recall, Hemispherx shall, subject to the provisions of paragraph 9.05, conduct the recall and shall bear the cost and expense of any recall, except that Biovail shall bear the cost and expense of any recall shown to have required as the result of any breach by Biovail of this Agreement. If the recall is not attributable to the fault of one Party only, the cost of the recall shall be shared equally by the Parties.

10. INTELLECTUAL PROPERTY

      Ownership of Intellectual Property

10.01 Hemispherx or its Affiliates shall have and retain ownership of and title to all trademarks, patents and other intellectual property rights in the Product, including without limitation all inventions, discoveries and improvements and other intellectual property relating to the Product which are made, conceived, reduced to practice or generated by the Parties or their respective Affiliates, including employees, agents and other representatives or contractors, in the course of work performed under this Agreement and/or any other agreements between the Parties relating to the Product. Hemispherx shall own the trademark Ampligen in the Territory.

      Patent and Trademark

10.02 Hemispherx or its Affiliates shall have the exclusive right to prepare, file, prosecute and maintain at its or their own expense all patent and trademark applications and patents and trademarks relating to the Product, and shall use reasonable efforts to file such applications as may be required to protect the intellectual property associated with the Product in the Territory. Biovail shall provide reasonable assistance to Hemispherx to facilitate the filing and maintenance of all such patent and trademark applications and patents and trademarks, and shall execute all documents which Hemispherx deems necessary or desirable therefor.

      Retention of Certain Rights

10.03 Subject to paragraph 10.02 above, each Party shall retain ownership of all intellectual property rights in its own trademarks, logos and other intellectual property used in the Marketing of the Product and to the extent necessary to permit the other Party to lawfully fulfill its obligations in relation to Marketing the Product in the Territory pursuant to the terms of this Agreement, hereby grants to the other Party a gratuitous, royalty-free license (or sublicense, as the case may be) to use such intellectual property for the sole purpose of so Marketing the Product in the Territory pursuant to the terms of this Agreement.

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      Infringement by Third Parties

10.04 Each Party shall promptly notify the other following the discovery of any infringement or unauthorized use of the other Party's intellectual property rights used in the promotion of the Product. The Party whose rights are infringed shall determine within sixty (60) days following such notice whether to prosecute the alleged infringement and whether to enforce its intellectual property rights against the alleged infringer. If the Party whose rights are infringed determines to prosecute the infringement, that Party shall bear the costs and expenses of the prosecution. Should the Party whose rights are infringed fail to determine whether to prosecute within the sixty day period set forth above, or determine not to initiate any action against the alleged infringer, the other Party shall have the right to initiate such action at its own expense, and in the name of the other Party in advisable. In the event either Party brings an action pursuant to this paragraph 10.04, the other Party shall provide the Party bringing such action with reasonable assistance at the prosecuting Party's expense. Any recovery from any such action shall first be applied in satisfaction of expenses and legal fees incurred by the Parties in connection with the action, and any balance remaining from any such recovery shall be divided between the Parties pro rata according to the losses incurred by the Parties by reason of the infringement that was the subject of the action.

      Claims of Infringement

10.05 Either Party shall notify the other promptly in the event of the receipt of notice of any action, suit or claim alleging infringement of any intellectual property rights held by a third party. Defense of all such claims shall be subject to Article 12.

10.06 If Hemispherx, Biovail or any of their respective Affiliates or customers shall be sued by a third party for infringement of a patent, or a claim shall be made of infringement of a patent because of the manufacture, use or sale of the Product, or any regulatory or other action is initiated by a third party to delay or affect the sale of the Product, then the Party which has been sued or becomes aware of such a suit or regulatory or other action shall promptly notify the other Party in writing of the institution of such suit or regulatory or other action. Hemispherx shall defend at its own expense, and have control over any such litigation or suit. Biovail shall have the right to participate in such suit or action at its own expense. If Hemispherx fails to defend any action relating to or arising from the Marketing of the Product in the Territory promptly and diligently, Biovail may defend such action in the name of Hemispherx if necessary, subject to Hemispherx's unqualified right to assume the defense and control of any such suit or action at its own expense.

10.07 Either Hemispherx or Biovail may at its own expense conduct all negotiations for the settlement of any claim in respect of which it has agreed to indemnify the other, and the defense and settlement of any litigation that may arise therefrom, but shall not at any time make any admission or take any steps which might be prejudicial to the settlement or successful defense by the other of any claim unless and until the other has been notified of the claim and has stated its intention not to negotiate or defend the claim. Hemispherx shall not settle or compromise any claim in any manner

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that impedes or affects  Biovail's ability or right to Market the Product in the
Territory without the consent of Biovail.

      No Implied License

10.08 Except as specifically provided herein, nothing in the Agreement does, or is intended to, or shall be construed to create, confer, give effect to or otherwise imply in Biovail or anyone claiming through Biovail any license, right, or property interest in the Product, the Patents, the Trade Mark, or any trade secrets, know how or property relating to the Product.

11. CONFIDENTIALITY

11.01 "Confidential Information" means any confidential or proprietary information, knowledge, intellectual property, pre-clinical and clinical information or data, technical and/or non-technical material or property, relating to the Product, its Manufacture, or Marketing delivered by one Party ("Supplier") to the other Party ("Recipient").

11.02 Recipient will employ the same degree of care to keep all Confidential Information confidential as it employs with respect to its own information of like importance, and will not disclose any Confidential Information to any third party, except to consultants and employees of themselves or Affiliates who need or are entitled to know such Confidential Information for the purposes of carrying out the object of this Agreement, and who are under an obligation to keep that information confidential, or except as required for the purposes of the New Drug Submission or any amendments thereto. Biovail shall not disclose any information or data provided to Biovail by Hemispherx for the purposes of preparing the CMC Section of an NDS to any persons other than consultants or employees who are responsible for preparing or submitting that NDS and who need to know that information or data. Biovail shall maintain a written list of such employees and consultants. Confidential Information may be disclosed to any person referred to in paragraph 2.04, provided that the disclosure of such Confidential Information is governed by the terms of an appropriate confidentiality agreement.

11.03 All Confidential Information shall remain the property of Supplier. Upon the written request of Supplier upon termination or expiration of this
Agreement, all tangible Confidential Information received from Supplier (including all copies thereof and samples) shall be promptly returned to Supplier; provided that Recipient may provide one (1) copy of such tangible Confidential Information to its General Counsel to be retained in a secure location for purposes of identifying its obligations under this Agreement.

11.04 The obligations of confidentiality and non-use set forth in this Article 11 of this Agreement shall not apply to any portion of the Confidential Information that:

(a) is or becomes public or available to the general public otherwise than through the act or default of Recipient or any Authorized Third Party; or

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      (b)   is  obtained  by  Recipient  from a third  party who is  lawfully in possession of such Confidential Information and is not subject to an obligation to Supplier of confidentiality or non-use; or

      (c) is previously known to Recipient prior to disclosure to Recipient by Supplier; or

      (d)   is  furnished  to  others  by  Supplier   without   restrictions  on
            confidentiality and non-use similar to those contained in this Agreement; or

      (e) is acquired, independently developed, discovered or arrived at by the party possessing the information, or which is independently developed, discovered or arrived at by the Recipient, without use of the Confidential Information received from Hemispherx; or

      (f)   is used by Hemispherx or Biovail in the Marketing of the Product.

11.05 In the event that either Party is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information of the other Party, the Party to whom such request or requirement applies (the "Mandated Party") shall provide the other Party (the "Protected Party") with prompt written notice of any such request or requirement so that Protected Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Protected Party, the Mandated Party or its representatives are nonetheless, in the opinion of their counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Mandated Party may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises the Mandated Party is legally required to be disclosed, provided that Mandated Party exercises its Commercially Reasonable Efforts to preserve the confidentiality of the
Confidential Information and provides to the Protected Party a copy of any written opinion relied on.

11.06 Nothing in this Agreement shall be construed as giving Recipient any right, title, interest in or ownership of the Confidential Information.

11.07 The provisions of this Article 11 shall survive any termination or expiry of this Agreement.

12. INDEMNIFICATION

12.01 Hemispherx, together with its successors and assigns, hereby agrees to indemnify and hold Biovail harmless from and against all losses, costs, claims, actions, liabilities, including liability for death or personal injury, and expenses (including reasonable attorneys' fees), incurred by Biovail which result from or arise in connection with

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      (a)   the breach of any representation, covenant or warranty of Hemispherx contained in this Agreement;

      (b) any product liability claim relating to the Product including without limitation, any claim based upon any use of Product, or any defect in the Product that was manufactured by, or for, Hemispherx or by an Affiliate or licensee thereof; or

      (c) any act or omission of Hemispherx or of Hemispherx's officers, directors, employees or agents (including without limitation statements or representations that are inconsistent with, or contrary to the Product labeling), or

      (d) any claims or allegations by a third party that the sale or use of the Product or the use of the Trademark infringes that third party's intellectual property rights,

except  to the  extent  that  any  such  liability,  cost,  loss or  expense  is
attributable  to  the  negligent  or  intentional   malfeasance  of  Biovail  in
connection with the performance of its duties and obligations hereunder.

12.02 Biovail, together with its successors and assigns, hereby agrees to indenmify and hold Hemispherx harmless from and against any and all losses, costs, claims, actions, liabilities, including liability for death or personal injury, and expenses (including reasonable attorneys' fees) incurred by Hemispherx which result from or arise in connection with

      (a) the breach by Biovail of any representation, covenant or warranty of Biovail contained in this Agreement;

      (b) the Marketing of the Product in the Territory by Biovail, its Affiliates, and the directors, officers, employees and agents thereof; or

      (c) any act or omission of Biovail or of Biovail's officers, directors, employees or agents (including without limitation statements or representations that are inconsistent with, or contrary to the product labeling)

12.03 except to the extent that any such liability, cost, loss or expense is attributable to the negligent or intentional malfeasance of Hemispherx in connection with the performance of its duties and obligations hereunder.

      Procedure for Indemnification

12.04 Upon receiving notice of any claim or suit under paragraph 12.01, or 12.02 above, the indemnified Party shall immediately notify the indemnifying Party and shall allow the indemnifying Party and/or its insurer the opportunity (subject to Hemispherx's obligation to assume control of any

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and all third party  infringement  claims as described  in  paragraph  10.06) to assume direction and control of any and all third party infringement claim, including without limitation the settlement thereof at the sole option of the indemnifying Party or its insurer. The indemnified Party agrees to cooperate with the indemnifying Party in the conduct of any negotiations, dispute resolution or litigation of any such claim or suit; and the indemnifying Party shall inform the indemnified Party of the progress of the claim or suit at such time and in such manner as is reasonable under the circumstances.

      Insurance

12.05 During the period of time beginning with the Product Launch and continuing for five (5) years after the expiration or termination of this Agreement, the Parties shall each maintain in force product liability insurance coverage, with commercially reasonable limits adequate to cover their obligations under this Agreement and in any event not less than five million Canadian dollars (Cdn.$5,000,000) for each claim and in the aggregate. A certificate of insurance shall be provided by each Party to the other promptly after the date of this Agreement and at each anniversary or renewal date of such insurance.

13. TERM AND TERMINATION

      Term and Renewal

13.01 This Agreement shall become effective immediately, and, unless terminated pursuant to the provisions of this Agreement, shall continue in effect for a period of ten (10) years from the Effective Date.

13.02 The Term of this Agreement  shall be extended for successive  terms of two
(2) years unless either Biovail or Hemispherx advises the other of its intention not to renew the Term at least twelve (12) months before the expiration of such Term.

      Termination by Either Party

13.03 Either Party may terminate this Agreement immediately upon written notice if the Product is withdrawn from the Territory for a period of more than ninety
(90) days for serious adverse health or safety reasons.

13.04 Either Party may terminate this Agreement immediately upon written notice if, at any time, the other Party:

      (a) files in any court a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets;

      (b) proposes a written agreement of composition for extension of its debts;

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      (c)   is  served  with an  involuntary  petition  against  it filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof;

      (d)   proposes or is a party to any dissolution or liquidation; or

      (e)   makes an assignment for the benefit of its creditors.

13.05 Except as otherwise provided in this Agreement, either Party may terminate this Agreement if the other Party materially breaches any term or provision of this Agreement, (90) days after giving the breaching Party written notice of such breach, unless:

      (a) the breaching Party cures the breach within such ninety (90) day period; or

      (b)   if a cure of such breach cannot  reasonably be effected  within such
            (90) day period, the breaching Party commences the cure of such breach within such ninety (90) day period and diligently prosecutes such cure to completion.

      Termination by Hemispherx

13.06 In the event that Biovail fails to meet the minimum purchase requirements of paragraph 7.06 in any calendar year, Hemispherx may within ninety (90) days of the end of that calendar year and upon thirty (30) days written notice to Biovail treat the provision in paragraph 2.01 of this Agreement granting Biovail the exclusive distributorship to Market the Product in the Territory as null and void. Thereafter Hemispherx shall have the right to Market the Product in the Territory itself, or to appoint a third party as a non-exclusive distributor of the Product in the Territory.

13.07 In the event that Biovail fails to meet its Marketing Obligations in any calendar year, Hemispherx may within ninety (90) days of the end of that calendar year and upon thirty (30) days written notice to Biovail treat the provision in paragraph 2.01 of this Agreement granting Biovail the exclusive distributorship to Market the Product in the Territory as null and void. Thereafter Hemispherx shall have the right to Market the Product in the Territory itself or to appoint a third party as a non-exclusive distributor of the Product in the Territory.

13.08 In the event that Biovail fails to meet its Marketing Obligations in any calendar year, and also fails to meet the Market Penetration requirements of paragraph 7.06 in that same calendar year, Hemispherx may within ninety (90) days of the end of that calendar year and upon thirty (30) days written notice to Biovail terminate this Agreement.

13.09 Upon receipt of written notice of an election by Hemispherx under paragraphs 13.06, 13.07 or 13.08, Biovail may retain its exclusive right to Market the Product in the Territory, and this Agreement shall not be terminated pursuant to paragraph 13.08, if within thirty (30) days of the receipt of such notice Biovail agrees to

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      (a)   purchase sufficient Product from Hemispherx to make up the shortfall in its minimum  purchase  requirements  specified in paragraph 7.06;
            and

      (b) increase its Marketing Obligations within the following six (6) month period by an amount sufficient of overcome the deficiency specified in the written notice delivered pursuant to paragraph 13.08.

13.10 Hemispherx may terminate this Agreement on the 5th anniversary of the Product Launch provided that:

      (a) Hemispherx notifies Biovail of its intention to terminate the Agreement at least twelve (12) months in advance of the S~ anniversary of the First Commercial Sale; and

      (b) Hemispherx pays to Biovail on or before the 5th anniversary of the Product Launch an amount that will provide to Biovail a return on investment of five hundred per cent (500%) on Biovail's Invested Costs.

      Termination by Biovail

13.11 Biovail may terminate this Agreement pursuant to the provisions of paragraph 9.05 of this Agreement at any time upon ninety (90) days written notice to Hemispherx.

13.12 Biovail may at any time within six (6) months after the issuance of a Notice of Compliance notify Hemispherx that Biovail has been unable to negotiate the approval of a Reimbursement Price of an amount of least equivalent to two hundred and ten US Dollars (US$210.00) per Unit in the Provinces of Ontario and Quebec Upon the delivery of that notice:

      (a) the Marketing Obligations of Biovail shall be suspended for a period of six (6) months;

      (b) Hemispherx may review the submissions made by Biovail to the applicable provincial agencies, and may itself negotiate with such agencies in an attempt of obtain the approval of a Reimbursement Price of an amount of least equivalent to two hundred and ten US Dollars (US$210.00) per Unit in the Provinces of Ontario and Quebec.

13.13 If within that six (6) month period Hemispherx is unable to negotiate the approval of a Ceiling Price for the 400 mg strength of the Product (calculated by determining the average of the Ceiling Prices approved for the Product in the Provinces of Ontario and Quebec) of an amount of least equivalent to two hundred and ten US Dollars (US$210.00) per Unit in, Biovail may on thirty (30) days notice in writing to Hemispherx terminate this Agreement, unless within that thirty (30) day period Hemispherx agrees to reduce the Floor Price to an amount that permits Biovail to achieve and maintain the same percentage margin on its sales of the Product in the Territory as

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Biovail  would  achieve  and  maintain  it had  obtained a Ceiling  Price of two hundred and ten US Dollars (US$210.00) per Unit with a Transfer Price of sixty US Dollars (US$60).

13.14 Within fifteen (15) days after the delivery of a notice by Biovail to Hemispherx pursuant to the provisions of paragraph 13.12, Hemispherx shall:

      (a) pay to Biovail an amount equivalent to US$500,000 minus the total of all Marketing costs which Hemispherx has reimbursed or is obliged to reimburse to Biovail pursuant to the provisions of paragraph 5.18

      (b) if the Adjusted Share Value on the date of such delivery is less than 3.5 million US Dollars, pay to Biovail an amount equivalent to the difference between the Adjusted Share Value and 3.5 million US Dollars.

13.15 Any amount  payable by  Hemispherx to Biovail  pursuant to this  paragraph
13.14 may, at the option of Biovail, be paid in cash, or by the delivery to Biovail of common shares of Hemispherx having an equivalent value, calculated using the same share price used to determine the Adjusted Share Value referred to above.

13.16 In the event Hemispherx cannot supply the Product for the Territory for a period of ninety (90) consecutive days for any reason other than as contemplated by paragraph 9.05 (serious adverse health or safety reasons) or Article 13 (force majeure), Biovail may, within thirty (30) days from the expiration of the ninety (90) day period referenced in this paragraph, terminate this Agreement upon written notice to Hemispherx. In the event Biovail does not elect to terminate this Agreement pursuant to this paragraph 13.14, the Agreement shall remain in full force and effect and Biovail's Marketing Obligations including the Annual Sales Forecasts, and other factors as appropriate, shall be adjusted appropriately for the period in which the supply of the Product was interrupted.

      Effect of Expiration and Termination

13.17 Expiration or termination of this Agreement for any reason shall not release any Party from any obligation and any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor shall it preclude either Party from pursuing all rights and remedies it may have hereunder with respect to any breach of this Agreement.

13.18 The rights and obligations of the Parties set forth in paragraphs 2.04 and
2.05 and Articles 10 and 12 and this paragraph 13.18 shall survive expiration or termination of this Agreement for any reason.

13.19 Upon expiration or termination of this Agreement, Biovail shall have the right to continue to sell the existing inventory of Product at Biovail's Distribution Center in the Territory for a period of six (6) months from the effective date of such expiration or termination.

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13.20 Upon any conversion of the distribution  rights granted to Biovail by this
Agreement to non-exclusive rights, the Marketing Obligations and sales forecasts shall no longer apply or be binding on Biovail.

14. FORCE MAJEURE

14.01 Neither Party shall be liable for failure to perform any of its obligations hereunder if such failure is due to strikes, locks-outs or other labor disturbances, riots, floods, fires, accidents, wars, embargoes, delays of carriers, inability to obtain materials from sources for supply, acts, injunctions, or restraints of governments (whether or not now threatened) or any other cause beyond the reasonable control of such Party, which was not reasonably foreseeable on the date this Agreement was entered into, and which could not reasonably have been avoided (each a "Force Majeure Event"). Upon the occurrence of any Force Majeure Event, the Party whose performance is affected shall immediately give written notice of such Force Majeure Event to the other Party, and shall thereafter exert all reasonable efforts to overcome the Force Majeure Event and resume performance of this Agreement. If, despite such efforts the Party is unable to overcome the Force Majeure Event and resume performance of this Agreement within six (6) months following notification given hereunder, then the other Party may terminate this Agreement upon expiration of such six
(6) month period by written notice to the non-performing Party.

14.02 No Party shall have the right to avail itself of this Article 14 in the event the Force Majeure Event arises from an act or from any negligence of the Party.

14.03 Each Party shall bear its own costs arising out of or resulting from the occurrence of any Force Majeure Event.

15. REPRESENTATIONS AND WARRANTIES

15.01 Unless specifically stated below, each Party hereby represents and warrants to the other Party as follows:

      (a) Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; has the corporate or other power and authority and the legal right to conduct its business as it is now being conducted; and is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, or financial or other condition of such Party and would not materially adversely affect such Party's ability to perform its obligations under this Agreement.

      (b) Such Party has the corporate or other power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and has taken all necessary corporate or other action on its part to authorize the

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            execution and delivery of this Agreement and the  performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and general principles of equity.

      (c) Such Party shall comply with all applicable laws and regulations in the Territory in connection with the performance of its duties hereunder.

      (d) All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Agreement have been obtained. Hemispherx specifically represents and warrants that all statements and representations made in any promotional, advertising, educational and training materials developed by Hemispherx for use in the United States and provided to Biovail by Hemispherx shall be true and accurate to the best of Hemispherx's knowledge, information and belief;

      (e) The execution and delivery of this Agreement and the performance of such Party's obligations hereunder shall not conflict with, violate the provisions of, constitute a default or give rise to rights of any entity under (a) the Party's Articles of Incorporation or Bylaws; (b) any requirement of applicable laws or regulations; (c) any judgment, decree or order of any court or governmental or regulatory agency applicable to the Party, its subsidiaries, its Affiliates or their respective assets; or (d) any agreement, commitment or contractual obligation of such Party or of any of its subsidiaries or Affiliates is a party or by which they or their respective assets are bound, except such conflicts that do not materially adversely affect such Party's ability to perform its obligations under this Agreement.

      (f) Hemispherx specifically represents and warrants that there is no pending or threatened lawsuit or proceeding of any governmental or regulatory authority against or concerning Hemispherx in connection with the respective obligations to be performed hereunder which, if adversely determined, would (a) prohibit the execution, delivery or performance of this Agreement or (b) have a material adverse effect on Hemispherx or on the ability of Hemispherx to consummate the transactions contemplated hereby or to perform its obligations under this Agreement.


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      (g)   Biovail specifically represents that, in entering into this
            Agreement, Biovail is relying solely upon its independent investigation of Hemispherx's business and its independent consultation with such professional, legal and accounting advisors as it deems necessary, and is not acting in reliance on any statements, instruments, certificates, documents, representations or warranties other than those contained or referred to in this Agreement.

16. MISCELLANEOUS

      Notices

16.01 Except as otherwise provided herein, any notice or other communication sent or delivered hereunder shall be in writing and shall be effective if hand delivered or if sent by facsimile transmission or certified or registered mail, postage prepaid and addressed as follows.

              if to Hemispherx:

              Hemispherx BioPharma, Inc.

              1617 JFK Boulevard

              Philadelphia, Pennsylvania 19103

              U.S.A.

              Attention:    William A. Carter, M.D.
              Facsimile:    1 215 988 1739

              if to Biovail:

              Eugene Melnyk, President and CEO
              Biovail Laboratories Incorporated
              Chelston Park
              Building 2, Collymore Rock
              St Michael
              Facsimile (246)437-7085

              with a copy to:

              Kenneth C. Cancellara, Q.C.
              Biovail Corporation International
              2488 Dunwin Drive
              Mississauga, Ontario LSL 1J9
              Facsimile (416)285-6499

or to such address as either Party shall hereafter designate by like notice to the other Party. A notice shall be deemed to have been given on the date of receipt by the Party.

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      Allocation of Costs

16.02 Each of the Parties shall employ, at its own cost and expense, such personnel, computer and communications support, facilities and expertise as is reasonably necessary for the performance of its responsibilities under this Agreement. Except as otherwise provided by this Agreement, each Party shall bear all expenses related to the performance of its obligations under this Agreement, including without limitation all out-of-pocket and administrative costs and expenses.

      Assignment

16.03 Neither Party may assign this Agreement or any rights hereunder except upon prior written consent of the other Party, which consent may be withheld in such other Party's sole discretion. Notwithstanding the foregoing, either Party may assign its rights and obligations to an Affiliate of such Party, although no such assignment shall relieve the Party of its primary responsibility for performance hereunder. This Agreement shall be binding upon, and inure to the benefit of, the permitted assigns and successors of the Parties hereto.

      Waiver

16.04 The failure of either Party hereto at any time to require performance by the other Party of any provision of this Agreement shall not affect the right of such Party to require future performance of that provision. Except as otherwise provided herein, any waiver by either Party of any breach of any provision of this Agreement must be in writing to be effective and shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver of any other right under this Agreement.

      Entire Agreement

16.05 This Agreement constitutes the entire understanding of the Parties hereto and supersede all previous agreements between the Parties with respect to the matters contained herein. No modifications of this Agreement shall be binding upon either Party unless approved in writing by an authorized representative of each of the Parties.

      Partial Invalidity

16.06 In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause consummation of the transactions contemplated hereby to be impossible.

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      Execution in Counterparts

16.07 This Agreement may be executed in counterparts, including counterparts transmitted by telecopier or facsimile, each of which shall constitute an original and all of which shall be considered one and the same Agreement. Counterparts or facsimile copies executed by all parties shall have the same effect as if the signatures to each counterpart or facsimile copy were on the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document.

      Language

16.08 This Agreement is in the English language, which language shall be controlling in all respects. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

      Publicity

16.09 Hemispherx acknowledges that Biovail is required to disclose publicly that it has entered into this Agreement and consents to that disclosure. Biovail shall provide a copy of the proposed release to Hemispherx for Hemispherx's approval before its release. Hemispherx shall provide any comments it wishes to make on the proposed release within two (2) business days.

      Remedies Not Exclusive

16.10 The rights and remedies contained in this Agreement are not intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered hereby.

      Governing Law

16.11 This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to the choice of law principles thereof, unless otherwise provided for in this Agreement.

      Arbitration

16.12 Subject to the provisions of 16.13, all disputes arising in connection with the present contract shall be finally settled, in New York, New York, USA, under the provisions of the American Arbitration Association by one or more arbitrators appointed in accordance with the law of the State of New York. The parties commit themselves to accept and comply with the decision of the arbitrator or arbitrators.

16.13 Any disputes with respect to the application of, or the compliance of either Party with, any provisions of paragraphs 1.13, 3.02, 3.03, 3.04 (c),(d) and (e), 3.05 to 3.12, 4.02, 5.18, 8.03, and

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8.09 of this Agreement shall be resolved in an arbitration conducted pursuant to the provisions of Schedule 16.13.

      IN WITNESS WHEREOF, and intending to be bound hereby, each of the Parties hereto have caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

HEMISPHERX BIOPHARMA, INC.


By:   /s/ William A. Carter

   ----------------------------
Title:

By:

   ----------------------------
Title:

BIOVAIL LABORATORIES INCORPORATED


By:    /s/ Eugene Melnyk

   ---------------------------- Eugene Melnyk, President

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                          SCHEDULE 16.13 - ARBITRATION

Any arbitration conducted pursuant to the provisions of paragraph 16.13 shall be conducted in accordance with the following terms.

Either Party may elect to commence the arbitration. Such election shall be effective if made by written notice (the "Arbitration Notice") transmitted by facsimile to the other Party hereto and further sent in the manner set forth in accordance with the notice provisions of this Agreement. The date on which the Arbitration Notice is received via facsimile is the notice date ("Notice Date").

The arbitration shall be conducted and determined in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association, or its successor, for arbitration of commercial disputes, except that the procedure mandated by said rules shall be modified as follows:

A.    A single  arbitrator to be mutually agreed upon by the parties within five
      (5) business days of the Arbitration Notice Date shall conduct the arbitration. If the parties are unable to agree upon a single arbitrator within five (5) business day period, the parties shall request that the American Arbitration Association appoint a single qualified arbitrator in accordance with its procedures.

B. The location, and any procedural rules the arbitrator wishes to establish, for the arbitration will be determined by the arbitrator within five (5) business days of the appointment of the arbitrator. The arbitrator shall commence the arbitration hearing within fifteen (15) business days of the Notice Date, and the arbitration shall be completed within seven (7) days of the date that it is commenced. The arbitrator shall render a decision in the matter within five (5) days after the arbitration is completed. Such decision shall be final and binding and neither Party shall appeal the decision on any basis to any Court.

C. Upon any failure, refusal or inability of an arbitrator to act, his or her successor shall be appointed in the same manner as provided for his or her original appointment.

The arbitrator shall render his decision and award in writing with counterpart copies to both parties. The arbitrator shall have no right to modify the provisions of this Agreement. The arbitrator shall have the right to award interest. The costs of the arbitration, including the fees and expenses of counsel, expert and witness fees and costs of the arbitrator shall be in the discretion of the arbitrator, who shall have the power to make any award which is just in the circumstances.

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                     Schedule 1.41 - TARGET PENETRATION RATE

      o Biovail shall purchase product in quantities equivalent to the following annual market penetration targets:

                             Target Penetration Rate

                Year*

                -----
                Year 1:                 0.9%
                Year 2:                 3.3%
                Year 3:                 5.7%
                Year 4:                 5.5%
                Year 5:                 4.9%
                Year 6:                 3.0%
                Year 7:                 2.2%
                Year 8:                 1.6%
                Year 9:                 1.5%
                Year 10:                1.5%

*  full calendar years following the issuance of an NOC for an Indication


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                           Schedule 8.08 PERCENTAGE OF

                                NET SELLING PRICE

                             TO BE PAID BY BIO VAIL

                Invoiced Volume                Price Expressed in % of Aggregate
         Sales

         $0 million - 19.9 million:            30%
         $20.0 million - 29.9 million:         35%
         $30.0 million - 39.9 million:         40%
         $40.0 million and beyond:             45%

*All amounts are in US dollars


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